Exhibit 99.1
Press Release
Warwick Valley Telephone Announces Final Vote Results and Committee Assignments
(Warwick, NY, May 3, 2006) Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today the final certified results of the votes at its 2006 Annual Meeting of shareholders, held Friday, April 28, 2006. Kelly C. Bloss, Robert J. DeValentino, and Joseph J. Morrow were elected for three-year terms in Class I. Jeffery D. Alario, and Douglas J. Mello were elected to fill the remaining one-year term of the Class II directorships formerly held by Dr. Joseph E. DeLuca and Mr. Fred M. Knipp, defeating M. Lynn Pike and Peter Saulnier, who were nominated by Santa Monica Partners. In addition, the shareholders approved the selection of WithumSmith+Brown, P.C. as the Company’s independent accountants for the year ending December 31, 2006, and the shareholder proposal, urging that the quarterly dividend to shareholders be significantly increased, was defeated.
Matters voted on at the meeting and the results of each vote are as follows:

			Votes
		Votes For	Against	Abstain
Proposal I	To fix the number of Directors at nine
	until the next Annual Meeting of
	Shareholders.	3,836,283	139,517	89,764

				Withhold
		Votes For		Authority
Proposal II	To elect three Class I directors of the
	Company and to elect two directors to
	fill the remaining term of the Class II
	directorships formerly held by Dr.
	Joseph E. DeLuca and Mr. Fred M. Knipp:
	Class I
	Kelly C. Bloss	3,130,423		935,141
	Robert J. DeValentino	3,156,185		909,379
	Joseph J. Morrow	2,921,297		1,144,267
	Class II
	Nominees of the Company
	Jeffrey D. Alario	3,157,340		283,324
	Douglas J. Mello	3,156,971		283,693
	Nominees of Santa Monica Partners, LP
	M. Lynn Pike	617,786		7,114
	Peter Saulnier	617,840		7,060

			Votes
		Votes For	Against	Abstain
Proposal III	To approve the selection of
	WithumSmith+Brown, P.C. as the
	Company's independent accountants for
	the year ending December 31, 2006.	3,988,735	37,009	39,820

Proposal IV	Shareholder proposal urging that the
	quarterly dividend to shareholders be
	significantly increased.	1,161,873	2,242,321	163,182

At the Company’s Annual Organizational Meeting, held immediately after the Annual Meeting, the Board of Directors elected the following persons to the positions set forth opposite their names:

Wisner H. Buckbee	Chairman of the Board
Robert J. DeValentino	Vice Chairman of the Board
Herbert Gareiss, Jr.	President, Chief Executive Officer
Michael A. Cutler	Vice President, Chief Financial Officer, Treasurer
Zigmund C. Nowicki, Jr.	Corporate Secretary
Dorinda M. Masker	Assistant Corporate Secretary
Also, at the Company’s Annual Organizational Meeting, the following committee assignments were approved:

Governance & Nominating Committee	Corinna S. Lewis — Chair
Robert J. DeValentino
Joseph J. Morrow

Audit Committee	Philip S. Demarest — Chair
Jeffrey D. Alario
Wisner H. Buckbee
Corinna S. Lewis

Compensation Committee	Robert J. DeValentino — Chair
Joseph J. Morrow
Douglas J. Mello

Contact:	Warwick Valley Telephone Company Herbert Gareiss, Jr. President & CEO (845) 986-8080